Exhibit 99.1

February 25, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Megan Washbourne 918-588-7572

ONEOK Announces Full-year 2012 and
Fourth-quarter Financial Results;

Reduces 2013 Earnings Guidance and
Revises Three-year Financial Forecasts

TULSA, Okla. – Feb. 25, 2013 – ONEOK, Inc. (NYSE: OKE) today announced 2012 net income attributable to ONEOK was $360.6 million, or $1.71 per diluted share, compared with $360.6 million, or $1.68 per diluted share on a split-adjusted basis, in 2011.

Fourth-quarter 2012 net income attributable to ONEOK was $111.5 million, or 53 cents per diluted share, compared with $115.0 million, or 55 cents per diluted share on a split-adjusted basis, for the same period in 2011.

“Our ONEOK Partners and natural gas distribution segments performed well in 2012,” said John W. Gibson, ONEOK chairman and chief executive officer.

“During the year, our ONEOK Partners segment benefited from the completion of several growth projects that increased natural gas and natural gas liquids volumes, while experiencing less favorable natural gas liquids price differentials and lower natural gas and natural gas liquids prices than in 2011,” added Gibson.

“Our natural gas distribution segment reported higher fourth-quarter and full-year results, benefiting from new rates in Oklahoma, Kansas and Texas and lower operating expenses, while our energy services segment continues to face a challenging market environment,” Gibson said.

2013 REVISED EARNINGS GUIDANCE AND THREE-YEAR GROWTH FORECASTS

ONEOK reduced its 2013 net income guidance range to $350 million to $400 million, compared with the previous guidance range of $405 million to $455 million announced on Sept. 24, 2012. The updated guidance reflects lower expected earnings in the ONEOK Partners (NYSE: OKS) segment.

Half of the reduction in 2013 operating income and equity earnings guidance is due to lower expected natural gas liquids (NGL) volumes as a result of widespread and prolonged

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ethane rejection. Narrower expected NGL location price differentials and lower expected NGL prices, particularly ethane and propane, also are expected to affect the partnership’s 2013 earnings.

“We do not expect prolonged ethane rejection to continue into 2014, although there may be intermittent periods when ethane will be left in the natural gas stream,” said Gibson.

ONEOK now expects net income guidance to increase by an average of 15 to 20 percent annually over a three-year period, comparing 2012 results with 2015. Previously, ONEOK estimated a three-year average annual growth rate of 20 to 25 percent, comparing 2012 guidance provided on Sept. 24, 2012, with 2015.

The revision to the three-year growth forecast is due primarily to lower than expected NGL exchange margins in the Rocky Mountain region and lower expected NGL and natural gas prices in the ONEOK Partners segment in 2014 and 2015.

The projected dividend increase for July 2013 has been revised to 2 cents per share, subject to ONEOK board approval, compared with its previous guidance announced on Sept. 24, 2012, of a 3-cent-per-share dividend increase. In January 2013, ONEOK increased its dividend by 3 cents per share to 36 cents per share, a 9 percent increase.

“If industry conditions improve, we will re-evaluate our 2013 earnings guidance and dividend increase,” said Gibson. “Although our 2013 earnings guidance has decreased, we remain confident in our ability to increase dividends over the next three years,” said Gibson.

ONEOK also revised its expectation to increase dividends by approximately 55 to 65 percent between 2012 and 2015, subject to ONEOK board approval, compared with its previous guidance of a 65 to 70 percent dividend increase. The company affirmed its long-term dividend target payout of 60 to 70 percent of recurring earnings.

The reduced 2013 earnings guidance and three-year growth forecast are not expected to affect current or projected timelines, or project costs in ONEOK Partners’ announced $4.7 billion to $5.3 billion capital-growth program.

FOURTH-QUARTER AND FULL-YEAR 2012 FINANCIAL PERFORMANCE

ONEOK’s fourth-quarter 2012 operating income was $299.6 million, compared with $365.0 million in the same period in 2011.

Fourth-quarter 2012 results were lower in the ONEOK Partners segment due to lower NGL optimization margins resulting from narrower NGL location price differentials, offset partially by higher NGL volumes gathered and fractionated in its natural gas liquids business. The natural gas gathering and processing business benefited from higher natural gas volumes

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

gathered and processed, offset partially by higher compression costs and less favorable contract terms associated with volume growth in the Williston Basin and lower realized natural gas and NGL prices, particularly ethane and propane.

Fourth-quarter 2012 results for the energy services segment were lower due primarily to decreases in storage and marketing margins, net of hedging activities, and reduced premium-services margins.

2012 operating income was $1.10 billion, compared with $1.16 billion in 2011.

2012 results reflect higher natural gas volumes gathered and processed in the partnership’s natural gas gathering and processing business and higher NGL volumes gathered and fractionated, offset by lower optimization margins in the partnership’s natural gas liquids business; and higher compression costs and less favorable contract terms associated with volume growth in the Williston Basin and lower net realized natural gas and NGL prices in the natural gas gathering and processing business.

In 2012, the natural gas distribution segment benefited from new rates in all three states and lower operating costs.

2012 results from the energy services segment were significantly lower due to lower storage and marketing margins, net of hedging activities; lower transportation margins, net of hedging activities; lower premium-services margins; and a non-recurring goodwill impairment charge in the first quarter 2012.

Full-year 2012 results also included the February 2012 sale of the company’s retail natural gas marketing business, which was accounted for in the natural gas distribution segment, to Constellation Energy Group, Inc. for $32.9 million, including working capital, and resulted in an after-tax gain of $13.5 million. Financial information for this business is reflected as discontinued operations.

Operating costs for the fourth quarter 2012 were $224.5 million, compared with $255.8 million in the same period last year. Operating costs for the full-year 2012 period were $909.0 million, compared with $908.3 million in 2011. The decrease for the fourth-quarter 2012 period was due primarily to lower share-based compensation and other employee-related costs.

Consolidated interest expense was $83.6 million in the fourth quarter 2012, compared with $68.3 million for the same period in 2011. Full-year 2012 interest expense was $302.3 million, compared with $297.0 million in 2011. These increases were driven primarily by ONEOK’s January 2012 issuance of $700 million senior notes and ONEOK Partners’ September 2012 issuance of $1.3 billion senior notes, offset partially by higher capitalized interest and the repayment of ONEOK Partners’ $350 million senior notes in April 2012.

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

> View earnings tables

2012 SUMMARY AND ADDITIONAL UPDATES:

•	2012 operating income of $1.10 billion, compared with $1.16 billion in 2011;

•	ONEOK Partners segment operating income of $962.9 million, compared with $939.5 million in 2011;

•	Natural gas distribution segment operating income of $215.7 million, compared with $197.6 million in 2011;

•	Energy services segment operating loss of $77.9 million, compared with an operating income of $23.8 million in 2011;

•	In December 2012, the Kansas Corporation Commission approved an increase in Kansas Gas Service’s rates by a net amount of $10.0 million annually, which became effective in January 2013;

•
ONEOK Partners announcing in November 2012 that it will not proceed with the Bakken Crude Express Pipeline due to insufficient long-term transportation commitments during its open season, which concluded Nov. 20, 2012;

•
Distributions declared on the company’s general partner interest in ONEOK Partners of $226.5 million and distributions declared on the company’s limited partner interest in ONEOK Partners of $249.6 million in 2012;

•
Completing in September 2012 a $150 million accelerated share repurchase agreement that was announced in June 2012; the company has $300 million remaining under its previously approved three-year, $750 million share repurchase program that expires at the end of 2013;

•
ONEOK, on a stand-alone basis, ending the fourth quarter with $817.2 million of commercial paper outstanding, $1.9 million in letters of credit, $46.5 million of cash and cash equivalents, and $380.9 million available under its $1.2 billion credit facility;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $708.6 million for 2012, which exceeded capital expenditures and dividends of $567.6 million by $141.0 million;

•
ONEOK in January 2013 increasing its dividend by 9 percent from the previous quarter to 36 cents per share, or $1.44 per share on an annualized basis, payable on Feb. 14, 2013, to shareholders of record at the close of business Jan. 31, 2013; and

•
ONEOK and ONEOK Partners announcing in December 2012, a reorganization to further enhance its commercial and operating capabilities. Pierce H. Norton II now leads commercial activities; Robert F. Martinovich now leads operating activities; Derek S. Reiners was named chief financial officer and treasurer; and Sheppard F. Miers III was named chief accounting officer.

BUSINESS-UNIT RESULTS:

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK Partners

The ONEOK Partners segment reported fourth-quarter 2012 operating income of $230.5 million, compared with $317.5 million in the same period last year. Fourth-quarter 2012 results, compared with the same period in 2011, reflect:

•
A $38.4 million increase in the natural gas gathering and processing business due to volume growth in the Williston Basin from the completion of the Garden Creek and Stateline I natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

•	A $32.8 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated, and higher fees from contract renegotiations for its NGL exchange-services activities;

•	A $3.5 million increase in the natural gas liquids business due to higher NGL storage margins as a result of favorable contract renegotiations;

•	A $141.4 million decrease in the natural gas liquids business due primarily to narrower NGL location price differentials;

•	A $7.3 million decrease in the natural gas liquids business from lower isomerization margins resulting from lower isomerization volumes;

•	A $3.1 million decrease in the natural gas liquids business due to the impact of operational measurement losses;

•
A $10.6 million decrease in the natural gas gathering and processing business due primarily to higher compression costs and less favorable contract terms associated with volume growth in the Williston Basin;

•	A $5.1 million decrease in the natural gas gathering and processing business from lower realized natural gas and NGL prices, particularly ethane and propane; and

•	A $1.8 million decrease in the natural gas gathering and processing business from lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines.

Additionally, a $5.7 million pre-tax gain on the sale of a natural gas pipeline lateral in ONEOK Partners’ natural gas pipeline business was recorded in the fourth quarter 2012.

For the full-year 2012 period, the ONEOK Partners segment posted operating income of $962.9 million, compared with $939.5 million in 2011. Full-year 2012 results, compared with 2011, reflect:

•
A $131.5 million increase in the natural gas gathering and processing business due to volume growth in the Williston Basin from the completion of the Garden Creek and Stateline I natural gas processing plants and increased well connections, which resulted in

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

•
A $101.5 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated related to the completion of certain growth projects and higher fees from contract renegotiations for its NGL exchange-services activities;

•	A $13.1 million increase in the natural gas liquids business due to higher NGL storage margins as a result of favorable contract renegotiations;

•
A $91.2 million decrease in the natural gas liquids business from lower optimization and marketing margins due to a $94.6 million decrease from narrower NGL location price differentials and less transportation capacity available for optimization activities; an increasing portion of the partnership’s transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized by its exchange-services activities to produce fee-based earnings. This decrease was offset partially by a $3.5 million increase from its marketing activities, which benefited from higher NGL truck and rail volumes;

•
A $38.1 million decrease in the natural gas gathering and processing business due primarily to higher compression costs and less favorable contract terms associated with volume growth in the Williston Basin;

•	A $31.4 million decrease in the natural gas gathering and processing business from lower net realized natural gas and NGL prices, particularly ethane and propane; and

•	A $5.9 million decrease in the natural gas gathering and processing business from lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines.

Fourth-quarter 2012 operating costs were $122.1 million, compared with $130.7 million in the same period in 2011. Full-year 2012 operating costs were $482.5 million, compared with $459.4 million in 2011. The increase for the full-year 2012 period was due primarily to ONEOK Partners’ expanding operations from several growth projects placed in service.

Key Statistics: More detailed information is listed on page 21 of the tables.

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Natural gas gathered was 1,201 billion British thermal units per day (BBtu/d) in the fourth quarter 2012, up 14 percent compared with the same period last year due to increased well connections in the Williston Basin and in western Oklahoma, and the completion of additional natural gas gathering lines and compression to support the partnership’s Garden Creek and Stateline I natural gas processing plants in the Williston Basin; offset partially by continued production declines in the Powder River Basin in Wyoming; and up 5 percent compared with the third quarter 2012;

•
Natural gas processed was 964 BBtu/d in the fourth quarter 2012, up 27 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of the partnership’s Garden Creek and Stateline I natural gas processing plants in the Williston Basin; and up 6 percent compared with the third quarter 2012;

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

•
The realized composite NGL net sales price was $1.05 per gallon in the fourth quarter 2012, down 1 percent compared with the same period last year; and down 5 percent compared with the third quarter 2012;

•	The realized condensate net sales price was $90.21 per barrel in the fourth quarter 2012, up 6 percent compared with the same period last year; and up 4 percent compared with the third quarter 2012;

•
The realized residue natural gas net sales price was $4.27 per million British thermal units (MMBtu) in the fourth quarter 2012, down 16 percent compared with the same period last year; and up 16 percent compared with the third quarter 2012;

•	The realized gross processing spread was $7.51 per MMBtu in the fourth quarter 2012, down 4 percent compared with the same period last year; and down 8 percent compared with the third quarter 2012;

•
Natural gas transportation capacity contracted was 5,429 thousand dekatherms per day in the fourth quarter 2012, relatively unchanged compared with the same period last year; and up 3 percent compared with the third quarter 2012;

•	Natural gas transportation capacity subscribed was 90 percent in the fourth quarter 2012, unchanged compared with the same period last year; and up 3 percent from the third quarter 2012;

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The average natural gas price in the Mid-Continent region was $3.29 per MMBtu in the fourth quarter 2012, up 3 percent compared with the same period last year; and up 20 percent compared with the third quarter 2012;

•
NGLs fractionated were 600,000 barrels per day (bpd) in the fourth quarter 2012, up 3 percent compared with the same period last year, due primarily to increased throughput from existing connections and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 3 percent compared with the third quarter 2012;

•
NGLs transported on gathering lines were 531,000 bpd in the fourth quarter 2012, up 12 percent compared with the same period last year, due primarily to increased production through existing supply connections, and new supply connections in the Mid-Continent and Rocky Mountain regions; and relatively unchanged compared with the third quarter 2012;

•	NGLs transported on distribution lines were 507,000 bpd in the fourth quarter 2012, down 1 percent compared with the same period last year; and up 1 percent compared with the third quarter 2012; and

•
The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 7 cents per gallon in the fourth quarter 2012, compared with 49 cents per gallon in the same period last year; and 16 cents per gallon in the third quarter 2012.

Total equity volumes in the partnership’s natural gas gathering and processing business are increasing, and the composition of the equity NGL barrel continues to change as new natural gas processing plants in the Williston Basin are placed into service. The Garden Creek and Stateline I natural gas processing plants have the capability to recover ethane when economic

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

conditions warrant but will not do so until the Bakken NGL Pipeline is completed, which is expected to occur in the first quarter 2013. As a result, its 2012 equity NGL volumes and realized composite NGL net sales price were weighted more toward the relatively higher priced propane, iso-butane, normal butane and natural gasoline, compared with the prior year. This had the effect of producing a higher realized price for the NGL composite barrel even though most individual NGL product prices were substantially lower in 2012 compared with 2011.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $79.5 million in the fourth quarter 2012, compared with $54.5 million in the fourth quarter 2011.

Fourth-quarter 2012 results reflect higher rates in Oklahoma, Kansas and Texas, offset partially by lower transportation margins in Kansas due to warmer-than-normal weather and lower share-based expenses.

For the full year 2012, operating income was $215.7 million, compared with $197.6 million in 2011.

Full-year 2012 results reflect higher rates in all three states, offset by higher depreciation expense from increased capital expenditures; and a decrease in transportation margins in Kansas and Oklahoma due to warmer-than-normal weather that reduced commercial customer demand that is not subject to weather normalization.

Fourth-quarter 2012 operating costs were $98.4 million, compared with $117.5 million in the fourth quarter 2011. Fourth-quarter results reflect a $14.6 million decrease in share-based compensation costs; and a $6.4 million decrease in other employee-related costs; offset partially by a $2.4 million increase in pension costs.

Full-year 2012 operating costs were $410.6 million, compared with $422.0 million in 2011. This decrease was due to a $16.7 million reduction in share-based compensation costs in 2012, compared with 2011, as a result of fewer shares of the company’s common stock being awarded to employees in 2012 as part of ONEOK’s stock award program and the appreciation in ONEOK’s share price during 2011; and an $8.9 million decrease in employee-related expenses, offset partially by $14.2 million increase in pension, outside services and legal costs.

Key Statistics: More detailed information is listed on page 21 of the tables.

•	Residential natural gas sales volumes were 37.7 billion cubic feet (Bcf) in the fourth quarter 2012, down 5 percent compared with the same period last year;

•	Natural gas sales volumes were 48.8 Bcf in the fourth quarter 2012, down 6 percent compared with the same period last year;

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

•	Natural gas volumes delivered were 99.1 Bcf in the fourth quarter 2012, down 3 percent compared with the same period last year; and

•	Natural gas transportation volumes were 50.2 Bcf in the fourth quarter 2012, relatively unchanged compared with the same period last year.

Energy Services

The energy services segment reported a fourth-quarter 2012 operating loss of $10.3 million, compared with an operating loss of $5.5 million in the fourth quarter 2011.

In the fourth quarter 2012, the energy services segment experienced lower premium-services margins, and storage and marketing margins. The decrease in storage and marketing margins was due to lower realized seasonal price differentials and reduced marketing optimization activities.

For the full-year 2012 period, the energy services segment posted a $77.9 million operating loss, compared with $23.8 million in operating income for 2011.

In 2012, the energy services segment realized $44.6 million in premium-services margins, compared with $53.1 million in 2011; $40.0 million in storage and marketing margins from realized seasonal price differentials and marketing optimization activities, compared with $96.0 million in 2011; and incurred $89.9 million of storage demand costs in 2012, compared with $87.7 million in 2011.

This segment also recognized a loss on the change in fair value of non-qualifying economic storage hedges of $1.0 million in 2012, compared with a recognized gain of $8.5 million in 2011. It also recorded a $10.3 million non-recurring goodwill impairment charge in the first quarter 2012.

The decrease in premium-services margins was the result of lower natural gas prices and natural gas price volatility. The significant decrease in storage and marketing margins was due to the segment’s hedging strategies and the inability to hedge seasonal natural gas price differentials at levels available in previous years. Additionally, there were fewer opportunities to optimize its leased storage assets.

This segment realized a loss in transportation margins of $42.4 million in 2012, compared with a loss of $18.8 million in 2011, due primarily to a $29.5 million decrease from the inability to hedge transportation margins as in previous years as a result of narrow location differentials primarily from the significant increase in natural gas supply.

Fourth-quarter 2012 operating costs were $4.1 million, compared with $6.0 million in the fourth quarter 2011. 2012 operating costs were $18.0 million, compared with $24.5 million in

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

2011. The decrease for the three-month and full-year 2012 period was due primarily to lower employee-related costs.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$31.0	$40.7	$105.6	$208.0
Storage and transportation costs	38.0	40.4	157.3	161.2
Marketing, storage and transportation, net	(7.0)	0.3	(51.7)	46.8
Financial trading, net	0.8	0.3	2.4	1.9
Net margin	$(6.2)	$0.6	$(49.3)	$48.7

Key Statistics: More detailed information is listed on page 21 of the tables.

•	Natural gas in storage at Dec. 31, 2012, was 55.5 Bcf, compared with 70.5 Bcf a year earlier;

•	Natural gas storage capacity under lease at Dec. 31, 2012, was 71.5 Bcf, compared with 75.6 Bcf a year earlier; and

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Natural gas transportation capacity at Dec. 31, 2012, was 1.0 billion cubic feet per day (Bcf/d), of which 1.0 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.2 Bcf/d of total capacity and 1.1 Bcf/d of long-term capacity a year earlier.

2013 REVISED EARNINGS GUIDANCE AND THREE-YEAR GROWTH FORECASTS

ONEOK’s 2013 net income guidance is expected to be in the range of $350 million to $400 million, compared with its previous guidance range of $405 million to $455 million announced on Sept. 24, 2012.

Half of the reduction in 2013 operating income and equity earnings guidance reflects lower anticipated earnings in the ONEOK Partners segment due to lower expected NGL volumes as a result of widespread and prolonged ethane rejection. Narrower expected NGL location price differentials and lower expected NGL prices, particularly ethane and propane, also are expected to affect the partnership’s 2013 earnings.

ONEOK now expects net income guidance to increase by an average of 15 to 20 percent annually over a three-year period, comparing 2012 results with 2015. Previously, ONEOK estimated a three-year average annual growth rate of 20 to 25 percent, comparing 2012 guidance provided on Sept. 24, 2012, with 2015.

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

The revision to the three-year growth forecast is due primarily to lower than expected NGL exchange margins in the Rocky Mountain region and lower expected NGL and natural gas prices in the ONEOK Partners segment in 2014 and 2015.

The projected dividend increase for July 2013 has been revised to 2 cents per share, subject to ONEOK board approval, compared with its previous guidance announced on Sept. 24, 2012, of a 3-cent-per-share dividend increase. In January 2013, ONEOK increased its dividend by 3 cents per share to 36 cents per share, a 9 percent increase.

ONEOK also revised its expectation to increase dividends by approximately 55 to 65 percent between 2012 and 2015, subject to ONEOK board approval, compared with its previous guidance of a 65 to 70 percent dividend increase. The company affirmed its long-term dividend target payout of 60 to 70 percent of recurring earnings.

ONEOK’s revised 2013 guidance includes a projected 0.5-cent-per-unit-per-quarter increase in unitholder distributions declared from ONEOK Partners, subject to ONEOK Partners board approval, compared with its previous guidance of a 2-cent-per-unit-per-quarter increase.

ONEOK Partners now has estimated an average annual distribution increase of 8 to 12 percent between 2012 and 2015, subject to ONEOK Partners board approval, compared with its previous guidance of 10 to 15 percent.

The midpoint of ONEOK’s 2013 operating income guidance decreased to $1.14 billion, compared with its previous guidance midpoint of $1.2 billion. The midpoint for ONEOK’s revised 2013 net income guidance is $375 million, compared with its previous guidance of $430 million.

The midpoint of the ONEOK Partners segment’s 2013 operating income guidance decreased to $936 million, compared with its previous guidance of $1.027 billion. The reduced 2013 guidance is due primarily to lower expected natural gas liquids volumes as a result of widespread and prolonged ethane rejection. Narrower expected NGL location price differentials and lower expected NGL prices, particularly ethane and propane, also are expected to affect the partnership’s 2013 earnings.

The average unhedged prices assumed for 2013 at ONEOK Partners are $88.00 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $3.75 per MMBtu for NYMEX natural gas and 66 cents per gallon for composite natural gas liquids. Previous guidance released on Sept. 24, 2012, assumed $95.30 per barrel for NYMEX crude oil, $4.05 per MMBtu for NYMEX natural gas and 76 cents per gallon for composite natural gas liquids.

In the natural gas gathering and processing business, hedges are in place for 2013 on approximately 79 percent of the expected equity natural gas production at an average price of $3.79 per MMBtu; 45 percent of its expected equity NGL production at an average price of

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

$1.19 per gallon; and 83 percent of its expected equity condensate production at an average price of $2.43 per gallon.

Currently, ONEOK Partners estimates that in its natural gas gathering and processing business, a 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.1 million. A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.1 million. Also, a 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $2.8 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

ONEOK Partners now estimates in 2013 that in the natural gas liquids business, the average Conway-to-Mont Belvieu OPIS location price differential of ethane in ethane/propane mix is expected to be 5 cents per gallon for 2013, compared with its previous full-year 2013 guidance of 19 cents per gallon. The impact of this location price differential in the natural gas liquids business has decreased as an increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized by its exchange-services activities to produce fee-based earnings.

The midpoint of the natural gas distribution segment’s 2013 operating income guidance remains $227 million.

The midpoint of the energy services segment’s 2013 operating income guidance remains a loss of $20 million.

Capital expenditures for 2013 are expected to be approximately $3.0 billion, comprised of approximately $2.64 billion at ONEOK Partners and $316 million on a stand-alone basis. These estimates have been updated to reflect the January 2013 announcement of new growth projects in the ONEOK Partners segment.

On a stand-alone basis, the midpoint of ONEOK’s 2013 guidance for cash flow before changes in working capital has been updated to $835 million, compared with its previous guidance of $785 million. Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $195 million to $235 million, compared with its previous guidance of $140 million to $180 million. These estimates have been adjusted to reflect the revised 2013 earnings guidance.

Additional information is available in the guidance tables on the ONEOK website.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Tuesday, Feb. 26, 2013, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

To participate in the telephone conference call, dial 888-427-9421, pass code 2364894, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2364894.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/Q4_Year-End2012_0KE-Earnings_2fdW365.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure. Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance. Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes and certain other items.

The non-GAAP financial measure described above is useful to investors as a measurement of financial performance of the company’s fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with similarly titled measures of other companies. A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs between producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	adverse labor relations;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.
These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2012	2011	2012	2011
	(Thousands of dollars, except per share amounts)

Revenues	$3,659,924	$4,071,037	$12,632,559	$14,805,794
Cost of sales and fuel	3,055,604	3,372,012	10,281,718	12,425,435
Net margin	604,320	699,025	2,350,841	2,380,359
Operating expenses
Operations and maintenance	203,032	238,008	806,087	813,666
Depreciation and amortization	86,415	78,057	335,844	312,160
Goodwill impairment	—	—	10,255	—
General taxes	21,420	17,765	102,891	94,657
Total operating expenses	310,867	333,830	1,255,077	1,220,483
Gain (loss) on sale of assets	6,133	(172)	6,736	(963)
Operating income	299,586	365,023	1,102,500	1,158,913
Equity earnings from investments	30,644	33,581	123,024	127,246
Allowance for equity funds used during construction	7,522	712	13,648	2,335
Other income	1,009	5,455	12,504	1,410
Other expense	(935)	(915)	(4,925)	(9,336)
Interest expense (net of capitalized interest of $11,255, $10,056, $41,776 and $23,960, respectively)	(83,591)	(68,320)	(302,305)	(297,006)
Income before income taxes	254,235	335,536	944,446	983,562
Income taxes	(58,360)	(71,795)	(215,195)	(226,048)
Income from continuing operations	195,875	263,741	729,251	757,514
Income from discontinued operations, net of tax	—	1,010	762	2,230
Gain on sale of discontinued operations, net of tax	—	—	13,517	—
Net income	195,875	264,751	743,530	759,744
Less: Net income attributable to noncontrolling interests	84,333	149,750	382,911	399,150
Net income attributable to ONEOK	$111,542	$115,001	$360,619	$360,594

Amounts attributable to ONEOK:
Income from continuing operations	$111,542	$113,991	$346,340	$358,364
Income from discontinued operations	—	1,010	14,279	2,230
Net Income	$111,542	$115,001	$360,619	$360,594

Basic earnings per share:
Income from continuing operations	$0.55	$0.55	$1.68	$1.71
Income from discontinued operations	—	0.01	0.07	0.01
Net Income	$0.55	$0.56	$1.75	$1.72

Diluted earnings per share:
Income from continuing operations	$0.53	$0.55	$1.64	$1.67
Income from discontinued operations	—	—	0.07	0.01
Net Income	$0.53	$0.55	$1.71	$1.68

Average shares (thousands)
Basic	204,648	206,054	206,140	209,344
Diluted	209,243	211,634	210,710	214,498

Dividends declared per share of common stock	$0.33	$0.28	$1.27	$1.08

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2012	2011
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$583,618	$65,953
Accounts receivable, net	1,349,371	1,339,933
Gas and natural gas liquids in storage	517,014	549,915
Commodity imbalances	90,211	63,452
Energy marketing and risk management assets	48,577	40,280
Other current assets	175,869	185,143
Assets of discontinued operations	—	74,136
Total current assets	2,764,660	2,318,812

Property, plant and equipment
Property, plant and equipment	13,088,991	11,177,934
Accumulated depreciation and amortization	2,974,651	2,733,601
Net property, plant and equipment	10,114,340	8,444,333

Investments and other assets
Goodwill and intangible assets	996,206	1,014,127
Investments in unconsolidated affiliates	1,221,405	1,223,398
Other assets	758,664	695,965
Total investments and other assets	2,976,275	2,933,490
Total assets	$15,855,275	$13,696,635

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2012	2011
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,855	$364,391
Notes payable	817,170	841,982
Accounts payable	1,333,489	1,341,718
Commodity imbalances	272,436	202,206
Energy marketing and risk management liabilities	9,990	137,680
Other current liabilities	369,054	345,383
Liabilities of discontinued operations	—	12,815
Total current liabilities	2,812,994	3,246,175

Long-term debt, excluding current maturities	6,515,372	4,529,551

Deferred credits and other liabilities
Deferred income taxes	1,592,802	1,446,591
Other deferred credits	701,657	674,586
Total deferred credits and other liabilities	2,294,459	2,121,177

Commitments and contingencies

Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding
204,935,043 shares at December 31, 2012; issued 245,809,848 shares and
outstanding 206,509,960 shares at December 31, 2011	2,458	2,458
Paid-in capital	1,324,698	1,417,185
Accumulated other comprehensive loss	(216,798)	(206,121)
Retained earnings	2,059,024	1,960,374
Treasury stock, at cost: 40,876,137 shares at December 31, 2012 and
39,299,888 shares at December 31, 2011	(1,039,773)	(935,323)
Total ONEOK shareholders’ equity	2,129,609	2,238,573

Noncontrolling interests in consolidated subsidiaries	2,102,841	1,561,159

Total equity	4,232,450	3,799,732
Total liabilities and equity	$15,855,275	$13,696,635

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2012	2011
	(Thousands of dollars)
Operating activities
Net income	$743,530	$759,744
Depreciation and amortization	335,852	312,288
Impairment of goodwill	10,255	—
Gain on sale of discontinued operations	(13,517)	—
Equity earnings from investments	(123,024)	(127,246)
Distributions received from unconsolidated affiliates	120,442	132,741
Deferred income taxes	229,398	256,688
Share-based compensation expense	36,692	66,371
Allowance for equity funds used during construction	(13,648)	(2,335)
Loss (gain) on sale of assets	(6,736)	963
Other	27,982	(1,471)
Changes in assets and liabilities:
Accounts receivable	(14,774)	(55,861)
Gas and natural gas liquids in storage	33,343	65,845
Accounts payable	(30,981)	102,621
Commodity imbalances, net	43,471	(54,886)
Energy marketing and risk management assets and liabilities	(174,953)	(31,999)
Fair value of firm commitments	(6,003)	(22,252)
Pension and postretirement benefits	(57,073)	(29,863)
Other assets and liabilities	(149,313)	(11,376)
Cash provided by operating activities	990,943	1,359,972

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,866,153)	(1,336,067)
Proceeds from sale of discontinued operations, net of cash sold	32,946	—
Contributions to unconsolidated affiliates	(30,768)	(64,491)
Distributions received from unconsolidated affiliates	35,299	23,644
Proceeds from sale of assets	12,240	1,288
Other	2,237	4,000
Cash used in investing activities	(1,814,199)	(1,371,626)

Financing activities
Borrowing (repayment) of notes payable, net	(24,812)	285,127
Issuance of debt, net of discounts	1,994,693	1,295,450
Long-term debt financing costs	(15,036)	(10,986)
Repayment of debt	(361,464)	(727,562)
Repurchase of common stock	(150,000)	(300,108)
Issuance of common stock	15,969	17,906
Issuance of common units, net of issuance costs	459,587	—
Dividends paid	(261,969)	(227,020)
Distributions to noncontrolling interests	(324,906)	(277,375)
Cash provided by financing activities	1,332,062	55,432
Change in cash and cash equivalents	508,806	43,778
Change in cash and cash equivalents included in discontinued operations	8,859	(8,166)
Change in cash and cash equivalents from continuing operations	517,665	35,612
Cash and cash equivalents at beginning of period	65,953	30,341
Cash and cash equivalents at end of period	$583,618	$65,953
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$439,398	$278,162
Cash paid (refunds received) for income taxes	$872	$(68,696)

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$399.5	$494.3	$1,641.8	$1,577.4
Operating costs	$122.1	$130.7	$482.5	$459.4
Depreciation and amortization	$53.1	$45.9	$203.1	$177.5
Operating income	$230.5	$317.5	$962.9	$939.5
Capital expenditures	$549.0	$401.0	$1,560.5	$1,063.4
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,201	1,057	1,119	1,030
Natural gas processed (BBtu/d) (b)	964	758	866	713
NGL sales (MBbl/d)	70	51	61	48
Residue gas sales (BBtu/d)	430	345	397	317
Realized composite NGL net sales price ($/gallon) (c)	$1.05	$1.06	$1.06	$1.08
Realized condensate net sales price ($/Bbl) (c)	$90.21	$85.39	$88.22	$82.56
Realized residue gas net sales price ($/MMBtu) (c)	$4.27	$5.08	$3.87	$5.47
Realized gross processing spread ($/MMBtu) (c)	$7.51	$7.79	$8.05	$8.17
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,429	5,433	5,366	5,373
Transportation capacity subscribed (d)	90%	90%	89%	89%
Average natural gas price Mid-Continent region ($/MMBtu)	$3.29	$3.20	$2.64	$3.88
Natural gas liquids business
NGL sales (MBbl/d)	654	543	572	497
NGLs fractionated (MBbl/d) (e)	600	583	574	537
NGLs transported-gathering lines (MBbl/d) (a)	531	473	520	436
NGLs transported-distribution lines (MBbl/d) (a)	507	512	491	473
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.07	$0.49	$0.17	$0.28

(a) - For consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.
(d) - Prior periods have been recast to reflect current estimated capacity.
(e) - Includes volumes fractionated from company-owned and third-party facilities.

Natural Gas Distribution
Net margin	$210.6	$203.6	$756.4	$751.8
Operating costs	$98.4	$117.5	$410.6	$422.0
Depreciation and amortization	$32.7	$31.6	$130.2	$132.2
Operating income	$79.5	$54.5	$215.7	$197.6
Capital expenditures	$74.6	$66.1	$280.3	$242.6
Natural gas volumes (Bcf)
Natural gas sales	48.8	52.0	141.4	156.4
Transportation	50.2	50.5	199.4	203.7
Natural gas margins
Net margin on natural gas sales	$176.8	$170.3	$631.8	$623.0
Transportation margin	$23.6	$23.6	$88.8	$90.9

Energy Services
Net margin	$(6.2)	$0.6	$(49.3)	$48.7
Operating costs	$4.1	$6.0	$18.0	$24.5
Depreciation and amortization	$0.1	$0.1	$0.4	$0.4
Goodwill impairment	—	—	$10.3	—
Operating income (loss)	$(10.3)	$(5.5)	$(77.9)	$23.8
Natural gas marketed (Bcf)	179	206	709	845
Natural gas gross margin ($/Mcf)	$(0.03)	$0.01	$(0.07)	$0.06
Physically settled volumes (Bcf)	356	429	1,433	1,724

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$231	$—	$231
Natural Gas Distribution	80	—	—	80
Energy Services	(10)	—	—	(10)
Other	(1)	—	—	(1)
Operating income	69	231	—	300
Equity in earnings of ONEOK Partners	126	—	(126)	—
Other income (expense)	(1)	39	—	38
Interest expense	(25)	(58)	—	(83)
Income taxes	(57)	(1)	—	(58)
Income from continuing operations	112	211	(126)	197
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	112	211	(126)	197
Less: Net income attributable to noncontrolling interests	—	—	85	85
Net income attributable to ONEOK	$112	$211	$(211)	$112

	Year Ended December 31, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$963	$—	$963
Natural Gas Distribution	216	—	—	216
Energy Services	(78)	—	—	(78)
Other	2	—	—	2
Operating income	140	963	—	1,103
Equity in earnings of ONEOK Partners	506	—	(506)	—
Other income (expense)	2	142	—	144
Interest expense	(96)	(206)	—	(302)
Income taxes	(205)	(10)	—	(215)
Income from continuing operations	347	889	(506)	730
Income (loss) from discontinued operations, net of tax	14	—	—	14
Net Income	361	889	(506)	744
Less: Net income attributable to noncontrolling interests	—	—	383	383
Net income attributable to ONEOK	$361	$889	$(889)	$361

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$317	$—	$317
Natural Gas Distribution	54	—	—	54
Energy Services	(5)	—	—	(5)
Other	(1)	—	—	(1)
Operating income	48	317	—	365
Equity in earnings of ONEOK Partners	149	—	(149)	—
Other income (expense)	1	37	—	38
Interest expense	(16)	(52)	—	(68)
Income taxes	(68)	(3)	—	(71)
Income from continuing operations	114	299	(149)	264
Income (loss) from discontinued operations, net of tax	1	—	—	1
Net Income	115	299	(149)	265
Less: Net income attributable to noncontrolling interests	—	—	150	150
Net income attributable to ONEOK	$115	$299	$(299)	$115

	Year Ended December 31, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$940	$—	$940
Natural Gas Distribution	198	—	—	198
Energy Services	24	—	—	24
Other	(3)	—	—	(3)
Operating income	219	940	—	1,159
Equity in earnings of ONEOK Partners	432	—	(432)	—
Other income (expense)	(5)	127	—	122
Interest expense	(74)	(223)	—	(297)
Income taxes	(213)	(13)	—	(226)
Income from continuing operations	359	831	(432)	758
Income (loss) from discontinued operations, net of tax	2	—	—	2
Net Income	361	831	(432)	760
Less: Net income attributable to noncontrolling interests	—	1	398	399
Net income attributable to ONEOK	$361	$830	$(830)	$361

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Year Ended
(Unaudited)	December 31, 2012
(Millions of dollars)
Net income	$743.5
Net income attributable to noncontrolling interests	(382.9)
Equity in earnings of ONEOK Partners	(505.5)
Distributions received from ONEOK Partners	436.8
Depreciation, amortization and impairment	143.0
Deferred income taxes	222.6
Gain on sale of discontinued operations	(13.5)
Other	64.6
Cash flow, before changes in working capital	$708.6

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ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2013	2013
	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
ONEOK Partners	$936	$1,027	$(91)
Natural Gas Distribution	227	227	—
Energy Services	(20)	(20)	—
Other	(3)	(3)	—
Operating income	1,140	1,231	(91)
Equity earnings from investments	110	138	(28)
Other income (expense)	19	44	(25)
Interest expense	(337)	(333)	(4)
Income before income taxes	932	1,080	(148)
Income taxes	(240)	(280)	40
Income from continuing operations	692	800	(108)
Income from discontinued operations, net of tax	—	—	—
Net income	692	800	(108)
Less: Net income attributable to noncontrolling interests	317	370	(53)
Net income attributable to ONEOK	$375	$430	$(55)

Capital expenditures
ONEOK Partners	$2,640	$2,604	$36
Natural Gas Distribution	286	286	—
Other	30	31	(1)
Total capital expenditures	$2,956	$2,921	$35

*Amounts shown are midpoints of ranges provided.

-more-

ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2013	2013
	Guidance	Guidance	Change
	(Thousands of dollars, except Bcf and MMBtu/d amounts)
Energy Services Financial Profile
Net premium service fees	$48,118	$48,118	$—
Average storage capacity (Bcf)	59.7	66.6	(6.9)
Assumed summer/winter differential** – NYMEX ($/MMBtu)	$0.81	$0.83	$(0.02)
Storage costs (lease, variable, hedging and other) ($/MMBtu)	$1.31	$1.20	$0.11
Net storage margin ($/MMBtu)	$(0.50)	$(0.37)	$(0.13)
Net storage margin	$(29,907)	$(24,821)	$(5,086)
Long-term transportation capacity (Bcf/d)	0.8	0.8	—
Transportation gross margin ($/MMBtu)	$0.07	$0.07	$—
Transportation costs ($/MMBtu)	$0.19	$0.19	$—
Transportation net margin ($/MMBtu)	$(0.12)	$(0.12)	$—
Net transportation margin	$(30,720)	$(33,627)	$2,907
Optimization	$13,644	$13,644	$—
Financial trading	$—	$—	$—
Wholesale margin – subtotal	$1,135	$3,314	$(2,179)
Wholesale general and administrative expense	$21,135	$23,314	$2,179
Goodwill impairment	$—	$—	$—
Total Operating Income	$(20,000)	$(20,000)	$—

*Amounts shown are midpoints of ranges provided.
**Includes the summer/winter differential and capacity management.

-more-

ONEOK Announces Full-year 2012 and Fourth-quarter Financial Results;
Reduces 2013 Earnings Guidance and Revises Three-year Financial Forecasts

February 25, 2013

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2013	2013
	Guidance	Guidance	Change
	(Millions of dollars)

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income	$692	$800	$(108)
Net income attributable to noncontrolling interests	(317)	(370)	53
Equity in earnings of ONEOK Partners	(512)	(605)	93
Distributions received from ONEOK Partners	548	599	(51)
Depreciation, amortization and impairment	150	150	—
Deferred income taxes	226	166	60
Other	48	45	3
Cash flow, before changes in working capital	$835	$785	$50

*Amounts shown are midpoints of ranges provided.